PH 1 —
LF I

Fully Executed
20 - Year
TVA Extension

TVA

Tennessee Valley Authority, Post Office Box 292409, Nashville, Tennessee 37229-2409

December 16, 2013

Lincoln Farm I, LLC
Attn: Tim Hayes
256 Seaboard Lane; Suite E-106
Franklin, TN 37067

GENERATION PARTNERS PILOT PROGRAM

Dear Generation Partners Participant,

Thank you for choosing to extend your participation in the Generation Partners pilot program an additional 10 years. Enclosed is a final copy of your extension agreement, which has been approved by TVA and Fayetteville Public Utilities.

As a reminder, through this extension agreement you will continue to receive a credit for the retail rate plus a premium for the first 10 years and credited at the retail rate only for the remainder of the 20 year term. If desired, you may terminate the extension agreement at any time upon 30 calendar days' notice to your local power company.

Once again, we are excited that you have signed up to extend your agreement and we appreciate your commitment to keeping the Tennessee Valley clean and green! Please contact your local power company should you have any additional questions.

Thank you,

Susan S. Curtis

Susan S. Curtis
Manager, End-Use Generation

GENERATION PARTNERS AMENDED AND RESTATED PILOT EXTENDED PARTICIPATION AGREEMENT

THIS GENERATION PARTNERS AMENDED AND RESTATED PILOT EXTENDED PARTICIPATION AGREEMENT (Extended Participation Agreement), among Lincoln Farm I, LLC, its successors and authorized assigns, hereinafter called "Participant"; Fayetteville Public Utilities, its successors and authorized assigns, hereinafter called "Distributor"; and Tennessee Valley Authority, its successors and authorized assigns, hereinafter called "TVA," amends and restates the following:

I. The Participant is in year 2 of the Generation Partners Expanded Pilot Participation Agreement (Prior Participation Agreement) numbered 0070-0010 and dated 11/02/2011 (Prior Participation Agreement Effective Date), and Participant acknowledges that for years 1-10 of electrical generation as agreed in Prior Participation Agreement, Participant shall be paid a premium of:

Renewable Resource	***Premium-Years 1-10***
Solar	$0.12/kWh
Wind, Biomass, and Hydro	$0.03/kWh

II. Participant is a customer of Distributor and desires to restate and replace its Prior Participation Agreement with this Extended Participation Agreement and continue participation in the Generation Partners pilot (Program) on a voluntary basis beyond the initial ten-year period of electrical generation and continuing until the twentieth anniversary of the Effective Date of the Prior Participation Agreement ("years 11-20"). Under the Program, TVA acquires electric energy from qualifying renewable generation systems constructed and installed at customer locations served by Distributor.

III. Participant intends to continue to operate and maintain its generation facility (Qualifying System), which is located at Participant's address (Address), identified and described in Section 16 below, in accordance with the terms and conditions set forth in this Extended Participation Agreement.

IV. The parties understand that the intent of the Program is to encourage Distributor's residential customers (billed under Schedule RS or its equivalent) and Distributor's commercial and industrial customers (billed under the General Power Service or Manufacturing Service Rate Schedules or their equivalent, as defined in Distributor rate schedules) to install and operate renewable generation. Therefore, Participant must be a residential customer with a residential Billing Meter at the Address of the Qualifying System, or if Participant is a commercial or industrial customer, Participant agrees that its primary commercial or industrial purpose is not electricity generation at the building with a commercial or industrial Billing Meter at the Address of the Qualifying System. Participant wishes to continue to sell to TVA for years 11-20, and TVA wishes to purchase from Participant the power and associated energy produced from the

Qualifying System, together with the environmental attributes associated with it, in accordance with the terms and conditions set forth in this Extended Participation Agreement. Participant understands that the payment for generation will be such that the Premium Rate WILL NOT BE PAID to the Participant for years 11-20 under this Extended Participation Agreement.

V. Participant has not entered and shall not enter into any other arrangements, contracts, or verbal agreements delegating the power, energy, environmental attributes, or renewable energy credits for years 11-20, and Participant agrees that the Qualifying System remains in compliance with all requirements established by Distributor for interconnecting Qualifying Systems to its distribution system and the currently effective Distributor Interconnection Agreement accurately reflects the configuration of the Qualifying System. Further, Participant acknowledges and agrees that the total nameplate capacity is 750.00 kW (Total Nameplate Capacity).

NOW, THEREFORE, for and in consideration of the covenants, representations, warranties, and conditions contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

SECTION 1 - DEFINITIONS

As used in this Agreement:

1.1. **"Billing Meter"** shall mean a retail billing meter located at or near the Site where the Participant's facility or dwelling is located. The Billing Meter must be fully operational and measure either the billing demand or the energy, or both, consumed at the Site.

1.2. **"Business Days"** shall mean all days except Saturdays and Sundays and the weekdays that are observed by TVA as Federal holidays (Federal holidays currently include New Year's Day, Martin Luther King's Birthday, Presidents' Day, Memorial Day, Independence Day, Labor Day, Columbus Day, Veterans' Day, Thanksgiving Day, and Christmas Day).

1.3. **"Calendar Days"** shall mean all days in a month, including weekends and holidays.

1.4. **"Generation Credit"** shall mean the accrued generation credits due to Participant, which shall be calculated by applying the sum of the energy charge in the applicable retail rate schedule (residential (RS) or deemed to be GSA1 for all commercial and industrial customers) and the applicable Premium Rate to the kWh energy measured on the Generation Meter.

1.5. **"Generation Meter"** shall mean a meter additional to the Billing Meter at the Site that is installed by Distributor and designed to measure the alternating current (AC) energy output from the Qualifying System at the Site. Generation Meter shall mean either an Interval Generation Meter or a Non-Interval Generation Meter, or both.

1.6. **"Interconnection Agreement"** means the agreement executed by Participant and Distributor to provide for the interconnection of the Qualifying System to Distributor's distribution system.

1.7. **"Interval Generation Meter"** shall be a solid-state type meter of high quality for billing purposes that records at least clock hour (hour interval) data and measures the energy output (kWh) from the Qualifying System at the Site; provided, however; it is recognized that fifteen (15) -minute interval data is preferred. It is further expressly recognized that the Participant's applicable retail rate schedule may require a shorter interval.

1.8. **"Non-Interval Generation Meter"** shall be a solid-state type meter of high quality for billing purposes that measures the energy output (kWh) from the Qualifying System at the Site but which does not meet the definition of Interval Generation Meter.

1.9. **"Premium Rate"** shall mean the premium rate to be applied for the purpose of calculating the Generation Credit under this Extended Participation Agreement. The Premium Rate shall vary based on the renewable technology and shall be paid in accordance with the following table:

	Renewable Resource	Premium Rate
Years 1-10 from Prior Participation Agreement Effective Date	Solar Wind, Biomass, and Hydro	$0.12/kWh $0.03/kWh
Years 11-20 from Prior Participation Agreement Effective Date	Solar Wind, Biomass, and Hydro	$0.00/kWh $0.00/kWh

1.10. **"Site"** shall mean Participant's residential, commercial, or industrial real estate and associated personal property to which the Qualifying System is connected, the Address of which is identified under the Participant's power billing account.

SECTION 2 - TERM AND TERMINATION

2.1 Effective Date and Term. This Extended Participation Agreement shall become effective as of the date accepted and agreed to by TVA below (Effective Date). Unless sooner terminated as provided below, this Extended Participation Agreement shall remain in effect until the twentieth (20th) anniversary of the Prior Participation Agreement Effective Date.

2.2 Termination. This Extended Participation Agreement may be terminated by:

(a) Participant, at any time, upon thirty (30) Calendar Days' prior written notice to Distributor;

(b) Mutual agreement of all of the parties in writing at any time; or

(c) TVA or Distributor, at any time upon written notice by TVA or Distributor to Participant, if TVA or Distributor has determined that any of the following conditions has occurred:

i. There has been a sustained lack of generation (less than an average of 10 kWh per month) from the Qualifying System for a period of six (6) consecutive months or more;

ii. The Qualifying System or its interconnection or safety equipment violate any applicable local, state, or federal codes or pose a safety hazard as determined by the Distributor or TVA;

iii. The interconnection or safety equipment ceases to comply with the requirements of Section 4 below;

iv. The Qualifying System includes generation from a non-Qualifying Resource (defined below);

v. The Qualifying System ceases to meet the participation conditions outlined in this Extended Participation Agreement;

vi. Generation from the Qualifying System is used by Participant to provide credits for electric consumption at a location other than the Address herein;

vii. Distributor ceases to be a customer of TVA;

viii. Participant ceases to be a customer of Distributor at Site, unless this Extended Participation Agreement is assigned to a new owner of Site as provided for under Section 9 below;

ix. Participant does not comply with or breaches the terms of this Extended Participation Agreement, including without limitation, providing false or inaccurate information in violation of Subsection 18.1 below or refusing Distributor or TVA access to the Qualifying System;

x. Participant increases the nameplate capacity of the Qualifying System without permission from Distributor or TVA, in violation of Section 3 below; or

xi. Any unauthorized transfer, assignment, or delegation in violation of Section 9 below.

SECTION 3 - QUALIFYING SYSTEMS – MAXIMUM CAPACITY

During the term of this Extended Participation Agreement, if Participant intends to increase or decrease the nameplate capacity of its Qualifying System, Participant shall complete Attachment D (Request to Modify Capacity of Qualifying System), a copy of which could be found online at Program's website (http://www.tvagreenpowerproviders.com), and forward it, along with any requested

supporting documents, to Distributor and TVA for review and potential approval and execution [Note: Attachments A, B, and E are intentionally omitted]. In addition, any intended increase of the nameplate capacity of the Qualifying System at the Site, so that the adjusted Total Nameplate Capacity (Adjusted Nameplate Capacity) following the increase is less than or equal to 50 kW, must be in accordance with the following:

(a) If the proposed Adjusted Nameplate Capacity exceeds 10 kW, Distributor shall review the kWh energy consumption at the Site (Site Power Usage Review) during the past twelve (12) months, as recorded monthly by the single associated Billing Meter at the Site, and the maximum Adjusted Nameplate Capacity under this Extended Participation Agreement shall be the lesser of (i) 50 kW and (ii) the kW capacity that is designed to generate no more than 100% of the historical annual usage in kWh at the Site, as recorded by the associated Billing Meter at the Site.

(b) If the proposed Adjusted Nameplate Capacity is 10 kW or less, no Site Power Usage Review shall be required.

It is expressly recognized that no increase in nameplate capacity of the Qualifying System is allowed if the Total Nameplate Capacity is greater than or equal to 50 kW. Further, TVA will conduct an annual Program evaluation and will set annual MW limits that provide sustainable growth of renewable capacity in alignment with the Green Power Switch program participation and demand, as well as TVA's Integrated Resource Plan. The annual Program participation limit must not have been reached at the time TVA is asked to review and approve Attachment D. Once Distributor has signed Attachment D and presented it to TVA for review and possible execution, TVA shall be under no obligation to execute said Attachment D once the MW limit for that year has been reached, notwithstanding any actions taken and expenses incurred to date by the Participant. Once a partially executed Attachment D is received by TVA, it will be reviewed and enter a queue for allocation of available Program capacity on a first-come, first-served basis, as determined by the date Attachment Ds are received and deemed complete by TVA for review and potential execution. Any unauthorized increase of the Total Nameplate Capacity may result in termination under Subsection 2.2 of this Extended Participation Agreement.

Furthermore, Participant must be able to demonstrate, on an ongoing basis, that the Qualifying System generates electricity from one of the resources (Qualifying Resources) included as eligible per Section 5 below.

SECTION 4 - PARTICIPATION ELIGIBILITY

Participant's continuing eligibility for participation in the Program is contingent upon Participant meeting the following criteria:

(a) If Participant is a residential customer, the residential building at the Site must have a residential Billing Meter. If Participant is a commercial or industrial customer of Distributor, the Site must have a commercial or industrial Billing Meter and the primary commercial or industrial purpose at the Site shall not be electricity generation;

(b) The Qualifying System and any approved changes made to it:

i. must not have generated renewable energy for sale to TVA prior to April 1, 2003;

ii. must meet the requirements of the Green-e Energy National Standard as provided by the Center for Resource Solutions, or any successor entity;

iii. must meet the requirements of the type of Qualifying System outlined in Section 5;

iv. must have a minimum nameplate capacity greater than or equal to 0.50 kW;

v. must comply with all requirements established by the Distributor for interconnecting a Qualifying System to its distribution system, including without limitation, signing Distributor's Interconnection Agreement and paying Distributor for any interconnection studies and other associated costs. Furthermore, the Qualifying System (including all interconnection-related equipment) must have been tested and listed by a Nationally Recognized Testing Laboratory, as determined by the Occupational Safety and Health Administration for continuous interactive operation with an electric distribution system in compliance with IEEE 1547 (Standard for Interconnecting Distributed Resources with Electric Power Systems), IEEE 1547.2 (Standard Conformance Test Procedures for Equipment Interconnecting Distributed Resources with Electric Power Systems), and UL 1741 (Inverters, Converters, and Controllers for use in Independent Power Systems) prior to Distributor signing this Extended Participation Agreement;

vi. must be maintained and tested on an ongoing basis in accordance with manufacturer's instructions and Distributor and TVA shall have the right to obtain copies of the test results. Any upgrade made to the Qualifying System must be properly designed, constructed, and installed, and the installer and manufacturer shall provide evidence of the testing and compliance with the applicable requirements prior to Distributor signing the System Acceptance Form to approve such upgrade; and

vii. must be manufactured (if a packaged system) and installed in compliance with all requirements of the latest edition of the National Electrical Code (American National Standards Institute/National Fire Protection Association-70);

(c) All installations including capacity expansions must meet all applicable permitting requirements, be certified by a licensed electrician, and pass any applicable code inspections;

(d) For safe operation, the Qualifying System and its associated facilities must have a manual, lockable, visible load break AC disconnect switch with such switch easily accessible by Distributor; and

(e) No Generation Credits shall be due to Participant for any generation above

the Total Nameplate Capacity or the Adjusted Nameplate Capacity.

SECTION 5 - ELIGIBLE RENEWABLE TECHNOLOGIES

Participant must be able to demonstrate, on an ongoing basis, that the Qualifying System generates electricity from one of the resources (Qualifying Resources) included below:

(a) Solar Photovoltaic (PV): monocrystalline panels, polycrystalline panels, or thin film panels using fixed or single/dual axis tracking systems, which can be ground- or structure-mounted.

(b) Wind: turbines in conventional sizes for commercial-scale generation.

(c) Low-Impact Hydropower: from new generation capacity on a non-impoundment or new generation capacity on an existing impoundment. Such generation must be located in the Cumberland River watershed or in the Mississippi River. Hydro generation could be located in the Tennessee River watershed only if TVA were to issue a permit under section 26a of the TVA Act. Additionally, such generation must meet one or more of the following conditions: (1) the hydropower facility is certified by the Low Impact Hydropower Institute, or (2) the facility is a run-of-the river hydropower facility with a total rated nameplate capacity equal to 50 kW or less (multiple turbines will not be counted separately and shall not amount to more than the nameplate capacity); or (3) the hydropower facility consists of a turbine in a pipeline or a turbine in an irrigation canal. Furthermore, such generation must also meet any applicable FERC requirements.

(d) Biomass: solid, liquid, or gaseous form of renewable biomass that is produced from the following fuels in a manner that complies with applicable law: (1) any wood waste including "black liquor" from pulp and paper processing, mill residues, industrial waste wood, and waste wood from woodworking or wood processing, so long as the wood is not chemically treated or coated; (2) any agricultural crops or waste; (3) any animal and other organic waste; (4) any energy crops; and (5) landfill gas and wastewater methane.

Biomass resources excluded from eligibility include:
(1) wood that has been coated with paints, plastics, or Formica;
(2) wood that has been treated for preservation with materials containing halogens (such as chlorine or other halide compounds) or arsenic (such as CCA or chromated copper arsenate);
(3) municipal solid waste; and
(4) biodiesel.

SECTION 6 - BILLING AND PAYMENTS

Distributor shall choose one of the two options provided under Subsections 6.1 and 6.2 below, and Generation Credits shall be disbursed or paid to Participant accordingly as of the first billing period after the Effective Date. Participant understands that the payment for generation will be such that the Premium Rate will be paid only in the first ten (10)

years of electrical generation as provided for under the Prior Participation Agreement and that NO PREMIUM RATE SHALL BE PAID to the Participant beyond the initial ten-year period of electrical generation.

6.1 Distributor Billing Option. Under this option, Distributor shall administer any Generation Credits due to Participant under this Subsection 6.1 using Site's power consumption (recorded on the single associated Billing Meter) and Site's power generation (recorded on the associated Generation Meter), and provide to Participant any Generation Credits due effective with the billing period after the Effective Date of this Extended Participation Agreement, and for each billing period thereafter during the term of this Extended Participation Agreement, Distributor shall include the following in its determination of Participant's power bill: Distributor shall (a) apply all charges and credits for power and energy to the kW and kWh energy consumed by Participant at the Site and any other charges and credits determined in accordance with the applicable retail rate schedule, as appropriate, and (b) credit Participant with Generation Credits for the eligible renewable energy (kWh) delivered to Distributor's system. Said Generation Credits shall be calculated by applying the retail energy rate schedule (residential or deemed to be GSA1 for all commercial and industrial customers) and the applicable Premium Rate to the kWh energy generated by the Qualifying System at the Site.

If the Generation Credit exceeds the sum of all charges and other credits on Participant's power bill resulting in Participant being owed money for the billing period, Distributor may elect to carry over any such payment due to Participant as an additional credit on Participant's power bill for the following billing period, and may continue to do so for a total of twelve (12) consecutive billing periods. If at the end of this cumulative period the value of Participant's Generation Credits exceeds the net sum of all charges and other credits for such cumulative period, Distributor shall pay Participant for the balance due.

The Distributor's periodic power bill to Participant shall include calculations of the amounts owed, if any, to Participant with specific reference to the applicable retail energy rate schedule and Premium Rate.

6.2 TVA-Vendor Billing Option. Under this option, Distributor and TVA's designated third-party vendor (Vendor) shall administer any payments due to Participant.

(a) Effective with the billing period after the Effective Date, and for each billing period thereafter during the term of this Extended Participation Agreement, Distributor shall include the following in its determination of Participant's power bill: Distributor shall (a) apply all charges and credits for power and energy to the kW and kWh energy consumed by Participant at the Site and any other charges and credits determined in accordance with the applicable retail rate schedule, as appropriate, and (b) credit Participant with Generation Credit for the eligible renewable energy (kWh) delivered to Distributor's system. Said Generation Credit shall be calculated by applying the retail energy rate schedule (residential or deemed to be GSA1 for all commercial and industrial customers) to the kWh energy generated by the Qualifying System at the Site. Distributor's bill to the Participant shall include calculations of the amounts owed to Participant with specific reference to the applicable retail energy rate schedule.

(b) Based upon generation data of the Qualifying System provided by Distributor to TVA, TVA shall cause Vendor to deliver to Participant, as soon as reasonably practical, but no later than ten (10) Business Days following the end of each calendar month, a statement, check, or other approved payment notification showing energy delivered from the Qualifying System during the previous month(s) and a computation of the payment due to Participant. Such payment shall be calculated by applying the applicable Premium Rate to the kWh energy measured on the Generation Meter. In the event that generation information of a Qualifying System is not promptly provided due to such events as meter malfunction or communications failure, the time period in which Distributor delivers said data to TVA and Vendor may be extended as appropriate. Payments due, if any, by Vendor to Participant under this Subsection 6.2 are due within thirty (30) Calendar Days from the date of the statement.

Vendor's statement to the Participant shall include calculations of the amounts owed to Participant with specific reference to the applicable Premium Rate.

SECTION 7 - INTERCONNECTION

Participant shall be responsible for the design, purchase, construction, installation, commissioning, ownership, operation, and maintenance (Work) of the Qualifying System and all auxiliary and interconnecting equipment, or cause the owner of Qualifying System (Qualifying System Owner) to do the Work, in accordance with the terms of the Interconnection Agreement.

Distributor shall not approve any upgrades to the Qualifying System until Participant has paid all Program and/or interconnection application fees. Further, TVA shall have no obligation to purchase the electric power generated by the Qualifying System unless and until the Participant is in compliance with the approved interconnection and safety requirements and all other requirements under this Extended Participation Agreement for the Qualifying System.

SECTION 8 - METERING

It is expressly recognized that Distributor has purchased and installed the Generation Meter at the Site, and Distributor also owns, operates, and maintains said Generation Meter. Any repair or replacement of the Generation Meter shall be provided by Distributor, or its representative, at Participant's expense. Further, the metering arrangement configuration for measuring the energy output of the Qualifying System has been determined by the Participant. If said configuration has required replacement of the Billing Meter with a bi-directional meter, Distributor has purchased, installed, owns, operates, and maintains said bi-directional meter. Any future replacement of the Billing Meter or said bi-directional meter shall be provided by Distributor at Participant's expense. Further, if the Qualifying System comprises two or more Qualifying Resources systems, each system shall be metered by a separate Generation Meter. Any additional Generation Meter(s), other than the one referred to above under this Section 8 shall be provided by Distributor at Participant's expense. The installation, operation, maintenance, and repair of said additional Generation Meter(s) shall be provided by the Distributor.

If Attachment D is approved by Distributor and TVA and the interconnection of the Qualifying System and installation of either the Generation Meter or Billing Meter incurs additional costs in excess of Program reimbursements, which may have already been received in accordance with the Prior Participation Agreement, the associated net costs shall be at the Participant's expense. This includes additional grid infrastructure requirements (e.g. transformers) that may be needed to accompany the construction and installation of any upgrades to the Qualifying System.

Upon termination of this Extended Participation Agreement, Distributor and Participant shall cooperate in removing the Generation Meter from the Site. Distributor, at its expense, shall remove the Generation Meter from the Site, and Participant shall cooperate with Distributor, or its representative, for the purpose of such removal.

SECTION 9 - TRANSFER AND ASSIGNMENT

(a) No party shall voluntarily transfer, assign, or delegate this Extended Participation Agreement or any of the party's rights or duties hereunder without the prior written consent of the other parties, and such consent shall not to be unreasonably withheld. Further, any unauthorized assignment may result in termination of this Extended Participation Agreement as provided in Section 2.2 above.

(b) If Participant (Participant/Transferor) intends to transfer ownership of the Site to a new owner (New Participant/Transferee), Participant/Transferor shall notify Distributor by completing Attachment C (Request to Amend Participation Agreement by Changing Participant and/or Qualifying System Owner), a copy of which could be found online at Program's website (http://www.tvagreenpowerproviders.com). Once signed by the Participant/Transferor and the New Participant/Transferee, Attachment C shall be submitted to Distributor at least thirty (30) Calendar Days prior to the requested effective date of such assignment. Upon approval, Distributor and TVA will execute the attachment and return copies of the fully executed attachment to the Participant/Transferor and the New Participant/Transferee for their records. By signing Attachment C, the New Participant/Transferee affirms its understanding of and concurs with the terms and conditions of this Extended Participation Agreement.

(c) If Participant is a tenant of the Site and its tenancy is terminated, Participant may assign this Extended Participation Agreement to a new tenant (New Participant/Transferee) by notifying Distributor and completing Attachment C. Once signed by Participant/Transferor and the New Participant/Transferee, Attachment C shall be submitted to Distributor at least thirty (30) Calendar Days prior to the requested effective date of such assignment. Upon approval, Distributor and TVA will execute the attachment and return copies of the fully executed attachment to the Participant/Transferor and the New Participant/Transferee for their records. By signing Attachment C, the New Participant/Transferee affirms its understanding of and concurs with the terms and conditions of this Extended Participation Agreement.

(d) If Participant is not the Qualifying System Owner and the Qualifying System Owner (Qualifying System Owner/Transferor) intends to transfer ownership to a new owner (New Qualifying System Owner/Transferee), Participant shall notify Distributor of said intent by completing Attachment C. Once Attachment C is executed by Participant, Qualifying System Owner/Transferor, and the New Qualifying System Owner/Transferee, Attachment C shall be submitted to Distributor at least thirty (30) Calendar Days prior to the effective date of such assignment. Upon approval, Distributor and TVA will execute the attachment and return copies of the fully executed attachment to the Participant, Qualifying System Owner/Transferor, and the New Qualifying System Owner/Transferee for their records. By signing Attachment C, the New Qualifying System Owner/Transferee affirms its responsibilities under the Extended Participation Agreement.

(e) Upon Participant's death or incapacity, if Participant's estate executor, conservator, attorney in fact, or court ordered agent (herein collectively Agent) wishes to continue with the terms and conditions of this Extended Participation Agreement, Agent shall complete Attachment C and forward it to Distributor and TVA for review and potential approval and execution; otherwise, the Extended Participation Agreement shall be terminated in accordance with Subsection 2.2, and any eligible Applicant including the new owner of Site must reapply for Program participation in accordance with the then-current applicable Guidelines.

(f) For each assignment of this Extended Participation Agreement or ownership transfer of the Qualifying System, Participant/Transferor or Qualifying System Owner/Transferor, as provided in Subsections 9(b), 9(c), and 9(d) above, shall execute, and cause the New Participant/Transferee or the New Qualifying System Owner/Transferee, as appropriate, to execute Attachment C. Attachment C shall be forwarded to Distributor, along with supporting documentation and the assignment fee for Distributor's cost of processing said assignment, if any.

(g) If ownership of the Site is transferred (or Participant's tenancy of the Site is terminated) and Participant or Qualifying System Owner elects to relocate the Qualifying System to a different location, this Extended Participation Agreement shall be terminated upon thirty (30) Calendar Days' written notice to the Distributor, as outlined in Subsection 2.2(c)xi above.

(h) If Participant/Transferor ceases to be a customer of Distributor at the Site of the Qualifying System and Participant/Transferor fails to sign Attachment C, Participant/Transferor specifically gives TVA and Distributor the right to assign this Extended Participation Agreement to the new owner or tenant of the Site who is a customer of Distributor at the Billing Meter of the Site of the Qualifying System. If Participant does not notify TVA and the Distributor of the transfer of ownership of the Qualifying System, the Participant/Transferor and Qualifying System Owner/Transferor specifically give TVA and the Distributor the right to assign this Extended Participation Agreement to the New Qualifying System Owner/Transferee and to change the name and address of the Qualifying System Owner/Transferor to that of the New

Qualifying System Owner/Transferee upon receipt of written documentation of the change of ownership.

SECTION 10 - ENVIRONMENTAL CREDITS

TVA shall have the sole right and title to any renewable energy credits (including tradable renewable credits or green tags), or other associated benefits or environmental attributes of energy generated from the renewable nature of the Qualifying System (without regard to whether any governmental authority or other organization has registered, certified, or otherwise taken action to recognize said credits, tags, benefits, or attributes), that have accrued or are arising or accruing now and in the future as a result of the generation of electricity from the Qualifying System (Environmental Credits) beginning on the Effective Date and continuing throughout the term of this Extended Participation Agreement. At no cost to TVA or Distributor, Participant shall cooperate with TVA and Distributor in taking whatever action is necessary and reasonable to establish or obtain such Environmental Credits, as may be required now or in the future by applicable law, and transfer them to Distributor, who shall in turn transfer all such Environmental Credits to TVA.

For the term of this Extended Participation Agreement, the Participant and Owner of Qualifying System cannot make claims or statements about using renewable electricity, cutting back on greenhouse gas (GHG) emissions from electricity through the use of renewable electricity, or receiving any other environmental benefits of renewable energy use constitute the claiming of a renewable energy credit (REC). Participant and Owner of Qualifying System understand that if claims of using renewable electricity or any of the environmental attributes within a REC, those claims would violate the terms of this Extended Participation Agreement, since TVA, through this Extended Participation Agreement, is purchasing one hundred percent (100%) of the RECs generated by the renewable energy installation and selling the RECs through its Green Power Switch program. If Participant and Owner of Qualifying System wish to make such claims, they must purchase the equivalent RECs through the Green Power Switch program or other product.

SECTION 11 - INDEMNIFICATION AND RELEASE

Participant and the Qualifying System Owner shall release, indemnify, defend, save, and hold harmless the Distributor, TVA, the United States of America, and their respective officers, agents, employees, and contractors from all liability, claims, demands, causes of action, costs, or losses for personal injuries, property damage, special damages, consequential damages, indirect damages, or loss of life or property sustained by Participant and/or the Qualifying System Owner, their agents, contractors, and families, or third parties arising out of or in any way connected with the Program including, without limitation, the design, purchase, construction, installation, ownership, testing, commissioning, operation, maintenance, repair, replacement, removal, defect, or failure of the Qualifying System under this Extended Participation Agreement and Participant's and the Qualifying System Owner's interconnection and safety equipment. The obligations of this Section 11 shall survive termination of this Extended Participation Agreement.

SECTION 12 - FORCE MAJEURE EVENT

(a) A Force Majeure Event shall mean any act of God or the public enemy, fires, epidemics, quarantines, strikes, freight embargoes or delays in transportation, priorities or other acts or orders of governmental authority, or unforeseeable severe weather or floods, or any causes, whether or not of the same class or kind of those specifically above named, that are in each case (i) beyond the reasonable control of such affected party, (ii) by the exercise of reasonable foresight such party could not reasonably have been expected to avoid, and (iii) by the exercise of due diligence, such party shall be unable to prevent or overcome.

(b) If a Force Majeure Event prevents Participant from fulfilling any of its obligations under this Extended Participation Agreement, Participant shall promptly in writing notify Distributor, or its authorized representatives, of the existence of the Force Majeure Event. The notification must specify in reasonable detail the circumstances of the Force Majeure Event, the expected duration, and the steps that Participant is taking to alleviate the effects of the event on its performance, and, if the initial notification is verbal, it shall be promptly followed up with a written notification. Participant shall keep Distributor informed in writing on a continuing basis of developments relating to the Force Majeure Event until the event ends. Participant shall be entitled to suspend or modify its performance of obligations under this Extended Participation Agreement only to the extent that the effect of the Force Majeure Event, as determined in TVA's sole discretion, cannot be reasonably mitigated. In the event of such suspension or modification, TVA shall determine, in its sole discretion, when the Force Majeure Event has ended.

SECTION 13 - ACCESS

Distributor and TVA shall have access to the Site:

(a) at reasonable hours, and upon reasonable notice, to inspect the Qualifying System's protective apparatus and to read, maintain, or test meters, or for any reasonable purpose in connection with this Extended Participation Agreement or Distributor's obligation to provide service to its customers; and

(b) at any time without notice to Participant, in order to disconnect the Qualifying System from the Distributor's distribution system, in the event Distributor reasonably believes a hazardous condition exists and such immediate action is necessary to protect persons, Distributor's facilities, or property of others from damage or interference caused by Participant's facilities or lack of properly operating protective devices.

SECTION 14 - DISCLOSURE

Participant understands that Distributor or TVA may publish or disclose to others information obtained from the Program, but will not release, without the prior consent of Participant, information that could personally identify Participant except to employees, contractors, or agents of Distributor and TVA, or when disclosure is required by law.

SECTION 15 - THIRD PARTY BENEFICIARIES

This Extended Participation Agreement is solely for the benefit of Participant, Distributor, and TVA and shall not be construed as creating any duty, standard of care, or any liability to any person not a party to this Extended Participation Agreement.

SECTION 16 - PARTICIPANT AND QUALIFYING SYSTEM INFORMATION

16.1 Participant's and Qualifying System's Type Information (This information must be fully completed by the Participant.)

- The Qualifying System is located at the following Address*:

  2724 Huntsville Hwy

  City: Fayetteville State: TN Zip Code: 37334

- Participant Electric Service Account Number: 9997561110, 9997561105

- Participant Type: ☑ Residential ☐ Commercial or Industrial

- Qualifying System Type and Nameplate Capacity: (Please check below.)

  ☑ Solar Photovoltaic (PV) ☐ Wind ☐** Low-Impact Hydro ☐ Biomass

  If Biomass, please specify the fuel type: ____________

  - Total Nameplate Capacity of Qualifying System: 750.00 kW DC (kW AC for biomass or synchronous generators)

* Note: the Address must match the address listed as the service address in the Distributor's billing system.
** Hydro generation must be located in the Cumberland River watershed or in the Mississippi River, and the Participant must provide documentation that it meets any applicable requirements of the Federal Energy Regulatory Commission (FERC). Hydro generation could be located in the Tennessee River watershed only if TVA were to issue a Section 26a permit.

16.2 Contract Administration and Notices. Notices given under this Extended Participation Agreement shall be deemed to have been duly delivered if hand delivered or sent by United States certified mail, return receipt requested, postage prepaid, to:

Participant:
Lincoln Farm I, LLC

Attn: Tim Hayes

~~198 E. Main Street, Suite 4~~ 256 Seaboard Lane, Suite E-106

Franklin, TN ~~37064~~ 37067

Distributor:
Fayetteville Public Utilities
Post Office Box 120
Fayetteville, TN 37334-0120

TVA:
Manager, End Use Generation,
Renewable Energy Programs
26 Century Boulevard, OCP 2J
Nashville, Tennessee 37214

The above-listed names and addresses of any party for notices may be changed by written notification to the other parties to this Extended Participation Agreement as directed above. If Participant would like to assign this Extended Participation Agreement to another person, Participant must complete Attachment C and submit it to Distributor and TVA for review, in accordance with Section 9 above.

SECTION 17 - QUALIFYING SYSTEM OWNERSHIP

Participant shall indicate below the ownership of the Qualifying System by completing, or causing the Qualifying System Owner to complete, the following:

Check one:

☑ Participant is the owner of the Qualifying System and shall sign below at the bottom of this Section 17.

☐ Participant is not the owner of the Qualifying System at the Address and shall have the Qualifying System Owner sign below:

I am the owner of the Qualifying System that is installed at the Address. I have had the Program explained to me, and I specifically agree to Sections 9(h) (Transfer and Assignment) and 11 (Indemnification and Release) above. Accordingly, I give my permission for Distributor and TVA to review the interconnection of the Qualifying System at the Address. I give my permission to use of the Qualifying System in the Program as provided herein. I will cooperate with the parties participating in the Program as set out in this Extended Participation Agreement. I have the authority to sign below.

Lincoln Farm I, LLC
Name of Qualifying System Owner

[signature] June 17, 2017
Qualifying System Owner Signature — Date
Timothy Hayes, Managing Member

SECTION 18 - SIGNATURES

18.1 Participant's Signature

By its signature below, Participant acknowledges that it has read and understands this Extended Participation Agreement and agrees to comply with all of the terms and conditions set forth herein.

If Participant is the Qualifying System Owner, Participant gives permission for Distributor and TVA to review, at their discretion, the interconnection of the Qualifying System at the Address. Participant understands that the Qualifying System is not entitled to generate power and Participant is not entitled to Generation Credits for years 11-20 under this Extended Participation Agreement unless and until Distributor and TVA execute this Extended Participation Agreement.

Participant hereby warrants and certifies that all information submitted in this Extended Participation Agreement is accurate and the Participant has the authority to enter into this Extended Participation Agreement. In making this warranty and certification, Participant acknowledges that Participant is aware that Section 21 of the Tennessee Valley Authority Act of 1933, as amended, (16 U.S.C. § 831t) provides criminal sanctions including fines and imprisonment for any person who is convicted of, among other things, defrauding TVA.

Participant is responsible for reading, understanding, and adhering to the terms and conditions set forth in this Extended Participation Agreement.

Participant accepted and agreed to the foregoing this 27th day of June, 20 13.

Lincoln Farm I, LLC
Participant Name

Timothy Hayes Managing Member
Participant's Authorized Officer Name & Title
(please complete only if Participant is a commercial or industrial customer)

[signature]
Participant or Participant's Authorized Representative Signature

18.2 Distributor's Signature

Distributor's signature below indicates that it has read and understands this Extended Participation Agreement and agrees to be bound by all of the terms and conditions set forth herein. In particular, Distributor indicates that the Qualifying System's and the Participant's information provided under Section 16.1 above are identical to the Qualifying System's and the Participant's information under the Prior Participation Agreement, and that it shall not allow the Qualifying System's power to flow onto its electric distribution or transmission system for years 11-20 under this Extended Participation Agreement unless and until Distributor executes this Extended Participation Agreement.

Accepted and agreed to the foregoing this 21 day of November, 2013

Fayetteville Public Utilities
Distributor Name

Pat Haynes Key Accounts
(Distributor Representative Name & Title)

Pat Haynes
Distributor Representative Signature

18.3 TVA's Signature

APPROVED [X] DENIED [ ]

COMMENTS/REASONS FOR DENIAL:

Accepted and agreed to the foregoing this 10 day of December, 2013.

TENNESSEE VALLEY AUTHORITY

Jill D. Glenn, Program Manager
(TVA Representative Name & Title)

Glenn, Jill D

Digitally signed by Glenn, Jill D
DN: dc=gov, dc=tva, dc=main, ou=Main, ou=Win7, ou=Users, cn=Glenn, Jill D, email=jdglenn@tva.gov
Date: 2013.12.10 13:41:27 -06'00'

TVA Representative Signature